Exhibit 4.31

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH [***] . EXECUTION VERSION DATED _5_ May 2026 Vodafone International Operations Limited and Vodafone Group Pie and Brilliant Design (BVI) Limited and CK Hutchison Group Telecom Holdings Limited and VodafoneThree Holdings Limited FRAMEWORK AGREEMENT relating to the capital reduction and cancellation of shares in VodafoneThree Holdings Limited Slaughter and May One Bunhill Row London, EC1Y 8YY (VM/RRH/JXSH) 593808707

Page 1. Interpretation 5 2. Agreement 19 3. Conditions 19 4. Conduct of business before Completion 22 5. Approvals and consents 24 6. Completion 25 7. Warranties 27 8. Guarantees 28 9. Obligations following Completion 31 10. Payments 34 11. Taxation 34 12. [***] 39 13. Effect of Completion 42 14. Remedies and waivers 42 15. Assignment 42 16. Further assurance 43 17. Entire agreement 43 18. Variation 44 19. Notices 44 20. Announcements 45 21. Confidentiality 46 22. Costs and expenses 47 23. Counterparts 47 2

24. Invalidity 47 25. Conflict with Articles of Association 47 26. Contracts (Rights of Third Parties) Act 1999 47 27. No partnership 48 28. Choice of governing law 48 29. Jurisdiction 48 30. Agent for service 48 31. Language 49 AGREED FORM DOCUMENTS [***] [***] [***]

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH "[***]".

THIS AGREEMENT is made on 5 May 2026

BETWEEN:

1. **Vodafone International Operations Limited**, a company incorporated in England and Wales, whose registered office is at Vodafone House, The Connection, Newbury, Berkshire, RG14 2FN, England (with registered number 02797438) (the "**Vodafone Shareholder**");

2. **Brilliant Design (BVI) Limited**, a company incorporated in the British Virgin Islands, whose registered office is at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (with company number 384092) (the "**Hutchison Shareholder**");

3. **Vodafone Group Plc**, a company incorporated in England and Wales, whose registered office is at Vodafone House, The Connection, Newbury, Berkshire, RG14 2FN, England (with registered number 01833679) ("**Vodafone**" or the "**Vodafone Guarantor**");

4. **CK Hutchison Group Telecom Holdings Limited**, a company incorporated in the Cayman Islands with registered number MC-352731, having its registered office at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, and its principal place of business at 48th Floor, Cheung Kong Center, 2 Queen's Road, Hong Kong ("**Hutchison**" or the "**Hutchison Guarantor**"); and

5. **VodafoneThree Holdings Limited**, a company incorporated in England and Wales whose registered office is at Vodafone House, The Connection, Newbury, Berkshire, RG14 2FN, England (with registered number 14903490) (the "**Company**"), each a "**Party**" and together the "**Parties**".

WHEREAS:

(A) On 14 June 2023, the Parties and CK Hutchison Holdings Limited entered into the Contribution Agreement (as defined below) pursuant to which each of the Vodafone Shareholder and the Hutchison Shareholder agreed to contribute certain assets to the Company to form a joint venture involving the Three UK Group (as defined below) and the Vodafone UK Group (as defined in the Contribution Agreement) (the "**Initial Transaction**"). On 31 May 2025, the Initial Transaction completed and the Parties entered into the Shareholders' Agreement (as defined below).

(B) The Hutchison Shareholder and Hutchison now wish to exit their investment in the Company by way of a capital reduction and cancellation of the Hutchison Shares (as defined below) and, accordingly, have agreed with Vodafone and the Company that this should take place at an agreed value pursuant to the terms of this Agreement.

(C) The Parties now therefore wish to enter into this Agreement to set out their agreement in relation to various matters relating to the Company, including the cancellation of the Hutchison Shares and the payments of the amounts specified herein.

4

THE PARTIES AGREE as follows: 1. Interpretation 1.1 In this Agreement: “A Ordinary Shares” has the meaning given in the Shareholders’ Agreement; “Accounts Support Letter” “Affiliate” means the letter from Hutchison and Vodafone to the Company dated 8 December 2025 in respect of certain Support Commitments to be given by Hutchison and Vodafone respectively; has the meaning given in the Shareholders’ Agreement; “Agreement” means this framework agreement; tapple Handset Agreements” means (i) the Amended and Restated iPhone Agreement, originally dated 1 January 2021, between H3G Procurement Services S.a r.l. and Apple Distribution International Ltd; and (ii) the Apple Contract of Adherence relating to the Amended and Restated iPhone Agreement, dated 1 January 2021, between H3G Procurement Services S.a r.l., Apple Distribution International Ltd and Hutchison 3G UK Limited, each as amended from time to time; “Applicable Law” “B Ordinary Shares” means: (i) all applicable laws, rules, regulations, ordinances, directives, statutes, authorisations, permits, licences, notices, instructions, decrees, codes, rules of common law, policies and publications issued, administered or enforced by any governmental or regulatory authority, or any judicial or administrative interpretation thereof, including the rules of any stock exchange; and (ii) all judgments or judicial practices of any court and all other legally binding requirements of any governmental authority having jurisdiction with respect to a person; has the meaning given in the Shareholders’ Agreement;

[***] “Board” has the meaning given in the Shareholders’ Agreement; [***) “Business Day” means a day on which commercial banks are open for general business in London and Hong Kong, but excluding a Saturday, Sunday or public holiday in any of London or Hong Kong; “CA2006” means the Companies Act 2006; “Cancellation” means the reduction of the capital of the Company by way of cancellation of the Hutchison Shares in accordance with the procedure set out under section 641(1)(a) of the CA 2006; “Cancellation Directors’ Declaration” “Cancellation Solvency Statement” “Cancellation Statement of Capital” “Cancellation Written Resolution” “Closing Accounts Consideration” means the statement of compliance to be delivered by the Company to the Registrar in connection with the Cancellation in accordance with section 644(5) of the CA2006; means the solvency statement to be given by each of the directors of the Company at the time of such statement in connection with the Cancellation in accordance with section 643 of the CA 2006; means the statement of capital to be delivered by the Company to the Registrar in connection with the Cancellation in accordance with section 644(1)(b) of the CA2006; means the special written shareholder resolution of the Company approving the Cancellation in accordance with section 641(1)(a) of the CA2006; means any amount to be paid, at any time following completion of the Initial Transaction, by the Company to the Hutchison Shareholder or by the Hutchison Shareholder to the Company (as the case may be), in each case in accordance with the completion accounts

[***] “Company Accounting Period” “Company Guaranteed Obligations” “Completion” “Completion Date” “Conditions” “Consideration Amount” “Consortium Relief” “Contribution Agreement” process set out in the Contribution Agreement (in particular Schedule 7 thereto), the First CA Side Letter, the Third CA Side Letter and the Fifth CA Side Letter; has the meaning given in the Shareholders’ Agreement; has the meaning given in clause 8.9; means: (i) the Cancellation having become effective in accordance with Applicable Law, and (ii) the payment of the Consideration Amount having been made by the Company to the Hutchison Shareholder; has the meaning given in clause 6.1; means each of the conditions set out in clause 3.1; means four billion and three hundred million pounds sterling (£4,300,000,000); means group relief and group relief for carried-forward losses in the United Kingdom (as defined in Parts 5 and 5A of CTA 2010) available upon the making of a claim (as set out in Part 5 or Part 5A of CTA 2010) as a result of any of the “consortium conditions” set out in sections 132 to 133, or sections 188CF to 188CI, of the CTA 2010 being met, and any Relief in any other jurisdiction which is equivalent to such United Kingdom group relief; means the agreement between CK Hutchison Holdings Limited, the Hutchison Shareholder, Hutchison, the Vodafone Shareholder, Vodafone and the Company entered into on 14 June 2023 (as amended, restated, novated or supplemented from time to time), together with the First CA Side Letter, the Second CA Side Letter, the Third CA Side Letter, the Fourth CA Side Letter and the Fifth CA Side Letter; “Control” means, in relation to a person, the right of another person to, directly or indirectly:

(i) exercise a majority of the total voting rights conferred by all the issued shares in the capital of that person which are ordinarily exercisable in a general meeting; (ii) appoint or remove a majority of the directors on that person’s board of directors; or (iii) direct or cause the direction of the conduct of that person, whether by exercise of contractual rights, ownership of shares or otherwise (and “Controlled”, “Controlling” and “under common Control” shall be construed accordingly); [***) “CTA2010” means the Corporation Tax Act 2010; “Deed of Tax Covenant” tDJsentanglement” [’<t)Jsentanglement Plan” means the deed between the Hutchison Shareholder, the Vodafone Shareholder and the Company entered into on 31 May 2025 (as amended, restated, novated or supplemented from time to time); means, with respect to each Inter-Group Agreement, taking all necessary steps to ensure that: (a) Hutchison 3G UK Limited’s participation in the relevant Inter-Group Agreement is ended, whether by amendment, renegotiation, termination, cessation of use, splitting or otherwise; and (b) the relevant Inter-Group Agreement no longer involves the imposition of obligations, liabilities, guarantees or other commitments by Hutchison or a member of its Group in relation to Hutchison 3G UK Limited or any member of Hutchison 3G UK Limited’s Group; has the meaning given in clause 12.1; “FCA” means the Financial Conduct Authority;

“FCA Condition” “Fifth CA Side Letter” “First CA Side Letter” “Fourth CA Side Letter” has the meaning given in clause 3.1(C); means the fifth side letter to the Contribution Agreement entered into between CK Hutchison Holdings Limited, the Hutchison Shareholder, Hutchison, the Vodafone Shareholder, Vodafone and the Company on 28 January 2026 (as amended, restated, novated or supplemented from time to time); means the first side letter to the Contribution Agreement entered into between CK Hutchison Holdings Limited, the Hutchison Shareholder, Hutchison, the Vodafone Shareholder, Vodafone and the Company on 4 December 2024 (as amended, restated, novated or supplemented from time to time); means the fourth side letter to the Contribution Agreement entered into between CK Hutchison Holdings Limited, the Hutchison Shareholder, Hutchison, the Vodafone Shareholder, Vodafone and the Company on 5 November 2025 (as amended, restated, novated or supplemented from time to time); “FSMA” means the Financial Services and Markets Act 2000 (as amended, modified or re-enacted from time to time); “Group” means, in relation to any body corporate, that body corporate and its Affiliates from time to time, provided that for the purposes of this Agreement: (i) the Company and any person Controlled by the Company (whether directly or indirectly) shall: (1) not be included in the Group of a Shareholder at any time prior to Completion; and (2) be included in the Group of the Vodafone Shareholder from Completion; (ii) no Shareholder or any other member of a Shareholder’s Group shall be included in the Company’s Group at any time prior to Completion; and (iii) no direct or indirect holder of any share or other security (or any right or interest in any share or other security) in the Ultimate Parent of a Shareholder, and no person Controlled by such direct or indirect holder that is not also Controlled by the Ultimate Parent of that Shareholder, shall be included in a Shareholder’s Group; and a “Group member” or “member of a Group” (and other cognate expressions) shall be construed accordingly; (***) “Group Relief” means group relief and group relief for carried-forward losses in the United Kingdom (as defined in Parts 5 and 5A of CTA 2010) available upon the making of a claim (as set out in Part 5 or Part 5A of CTA 2010) as a result of the “group condition” set out in section 131 or 188CE of the CTA 2010 being met, and any Relief in any other jurisdiction which is equivalent to such United Kingdom group relief; (***) [***) “Hutchison Director” (***) “Hutchison Guaranteed Obligations” “Hutchison Shares” has the meaning given in the Shareholders’ Agreement; has the meaning given in clause 8.1; means the 4,900,000 A Ordinary Shares and the 392,000,000 B Ordinary Shares each held by the Hutchison Shareholder at the date of this Agreement, together with any other Shares acquired by the Hutchison Shareholder between the date of this Agreement and Completion;

[***] “Initial Transaction” 11iiler-Group Agreement” [***] “London Business Day” “Long Stop Date” has the meaning given in the recitals; means any transaction, agreement or arrangement in force as at the date of this Agreement, that is entered into either: (A) between (a) Hutchison 3G UK Limited or a member of its Group (on the one hand); and (b) Hutchison or a member of its Group (on the other hand), or (B) between (a) Hutchison or a member of its Group (on the one hand); and (b) a third party (on the other hand), but for the benefit of (or as agent for) Hutchison 3G UK Limited or a member of its Group, including through any framework agreement, enterprise-wide agreement or master services agreement, and any purchase orders, call-off contracts, order forms, statements of work, deeds of adherence or similar entered into thereunder, and in each case including in relation to: (i) global procurement of goods and services; (ii) device or handset procurement; (iii) personal data processing and transfers; (iv) interconnection and international roaming; and (v) obtaining of global discounts, rebates or revenues as between the relevant parties, but excluding the Hutchison TSA; means a day on which commercial banks are open for general business in London, but excluding a Saturday, Sunday or public holiday in London; means the date that is six (6) months from the date of this Agreement or such later date as the Parties agree in writing; [***] “NS&IAct” means the National Security and Investment Act 2021;

“NS&I Condition” “Percentage Interest” has the meaning given in clause 3.1(A); has the meaning given in the Shareholders’ Agreement; “Postponed Long Stop Date” has the meaning given in clause 3.8; “Pre-Completion Funding” has the meaning given in clause 6.2; “Proceedings” means any proceeding, suit or action arising out of or in connection with this Agreement or the negotiation, existence, validity or enforceability of this Agreement, whether contractual or non-contractual; [***] [***] “Registrar” means the registrar of companies in England and Wales; “Regulatory Authority” “Related Party Contract” “Relief” “Reserved Matter” “Second CA Side Letter” “Service Document” means any relevant authority for the purposes of the Vodafone Regulatory Conditions; has the meaning given in the Shareholders’ Agreement; means any loss, allowance, credit, relief, deduction or set-off in respect of, or taken into account (or capable of being taken into account) in the calculation of a liability to, Tax, or any right to a repayment of Tax; has the meaning given in the Shareholders’ Agreement; means the second side letter to the Contribution Agreement entered into between CK Hutchison Holdings Limited, the Hutchison Shareholder, Hutchison, the Vodafone Shareholder, Vodafone and the Company on 30 May 2025 (as amended, restated, novated or supplemented from time to time); means a claim form, application notice, order, judgment or other document relating to any Proceedings;

“Shareholder” means: (i) the Vodafone Shareholder; or (ii) the Hutchison Shareholder; “Shareholder Loan” has the meaning given in the Shareholders’ Agreement; “Shareholders’ Agreement” “Shares” “SHA Side Letter” “Sixth CA Side Letter” “SoS” “Support Commitment” “Support Fees” “Tax” or “Taxation” means the shareholders’ agreement in relation to the Company entered into between the Parties on 31 May 2025 (as amended, restated, novated or supplemented from time to time); has the meaning given in the Shareholders’ Agreement; means the side letter to the Shareholders’ Agreement entered into between the Parties on 28 May 2025 (as amended, restated, novated or supplemented from time to time); means the sixth side letter to the Contribution Agreement entered into between CK Hutchison Holdings Limited, the Hutchison Shareholder, Hutchison, the Vodafone Shareholder, Vodafone and the Company on the date of this Agreement; means the Secretary of State responsible for the application of the NS&I Act; has the meaning given in the Contribution Agreement; has the meaning given in the SHA Side Letter; means all taxes, levies, duties and imposts and any charges, deductions or withholdings in the nature of tax, including social security contributions, taxes on gross or net income, profits or gains, sales, transfer, ownership, value added and personal property, together with all penalties, charges and interest relating to any of them or to any failure to file any return required for the purposes of any of them or to any incorrect return for any of them, regardless of whether any such taxes, levies, duties, imposts, charges, deductions, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the relevant person or any other person and of whether any amount in respect of any of them is recoverable from any other person; “Tax Authority” means any authority responsible for the collection or management of any Tax; “Tax Liability” has the meaning given to it in the Deed of Tax Covenant; “Tax Return Period” “Third CA Side Letter” “Three UK Group” means an accounting period or any other period in respect of which a Tax return is required to be submitted to any Tax Authority in connection with the assessment of a company’s liability to corporation tax payable in the United Kingdom; means the third side letter to the Contribution Agreement entered into between CK Hutchison Holdings Limited, the Hutchison Shareholder, Hutchison, the Vodafone Shareholder, Vodafone and the Company on 30 May 2025 (as amended, restated, novated or supplemented from time to time); has the meaning given to it in the Contribution Agreement; “Three UK Group Company” “Transaction” “Transaction Step” has the meaning given to it in the Contribution Agreement; means the transactions being implemented under this Agreement, including the Cancellation and the Pre-Completion Funding; has the meaning given to it in clause 5.1; “Transfer” means in relation to any Share or other security issued by the Company (or any interest in any Share or other security issued by the Company), to directly: (i) sell, convey, assign, transfer or otherwise dispose of it; (ii) create or permit to subsist any pledge, charge, mortgage, lien or other security interest or encumbrance over it; (iii) create any trust or confer any right, option or interest in or over it;

(iv) create, or permit to subsist (other than under this Agreement), any agreement, arrangement or understanding in respect of the votes, any economic rights (including the right to receive dividends, interest or other distribution) or other rights attached to it; (v) renounce or assign any right to subscribe for or receive; and (vi) agree to do any of the foregoing; [***) [***] “VAT” means: (i) any Tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (ii) to the extent not included in paragraph (i) above, any value added tax imposed by the Value Added Tax Act 1994 and legislation and regulations supplemental thereto; and (iii) any other Tax of a similar nature to the Taxes referred to in paragraph (i) or paragraph (ii)

above, whether imposed in a member state of the European Union in substitution for, or levied in addition to, the Taxes referred to in paragraph (i) or paragraph (ii) above, or imposed elsewhere but excluding any duties, levies or similar charges; “Vodafone Director” “Vodafone Guaranteed Obligations” “Vodafone Regulatory Conditions” “Vodafone Shares” has the meaning given in the Shareholders’ Agreement; has the meaning given in clause 8.5; means the NS&I Condition and the VodafoneThree Final Order Condition; means the 5,100,000 A Ordinary Shares and 408,000,000 B Ordinary Shares each held by the Vodafone Shareholder at the date of this Agreement, together with any other Shares acquired by the Vodafone Shareholder between the date of this Agreement and Completion; “VodafoneThree Final Order” means the Final Order made by the SoS pursuant to section 26 of the NS&I Act in relation to the Initial Transaction; and “VodafoneThree Final Order Condition” has the meaning given in clause 3.1(B). 1.2 In this Agreement, unless otherwise specified: (A) references to this Agreement shall include any recitals to it and references to clauses are to clauses of this Agreement (unless otherwise specified). The recitals form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement; (B) references to any document in the “agreed form” means that document in a form agreed by the Parties and confirmed by them (or their respective counsel on their behalf) by email on or around the date of this Agreement with such alterations as may be agreed in writing between the Parties from time to time; (C) use of any gender includes the other genders and (unless the context otherwise requires) the singular shall include the plural and vice versa; (D) references to a“person” shall be construed so as to include any individual, firm, company, body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership {whether or not having separate legal personality and including a limited liability partnership); (E) references to a “company” shall be construed so as to include any corporation or other body corporate, wherever and however incorporated or established; (F) “body corporate” shall have the meaning given in section 1173 of the CA 2006; (G) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted and shall include any subordinate legislation made from time to time under that statute or statutory provision; (H) any reference to a “day” (including within the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight (London time); (I) any reference to a time period where such time period is to be counted in days, months or weeks shall, unless otherwise indicated, commence on the date of notice and such period shall include the first day, month or week (as appropriate) of that period; (J) references to “£” are to pounds sterling; (K) references to times are to London times unless otherwise indicated; (L) references to “liabilities”, “costs” and/or “expenses” incurred by a person shall not include any amount in respect of VAT comprised in such liabilities, costs and/or expenses for which that person or, if relevant, any other member of the VAT group to which that person belongs is entitled to credit as input tax; (M) references to “indemnify” or “indemnifying” any person against any circumstance shall mean indemnifying and keeping them harmless, on an after-Tax basis, from all actions, claims and proceedings from time to time made against such person and all loss, damage, payments, costs or reasonable expenses suffered made or incurred by such person as a consequence of those circumstances; (N) any indemnity, covenant or other obligation to pay (the “Payment Obligation”) being given or assumed to be given on an “after-Tax basis” or expressed to be “calculated on an after-Tax basis” means that the amount payable pursuant to such Payment Obligation (the “Payment”) shall be calculated in such a manner as will ensure that, after taking into account: (i) any Tax required to be deducted or withheld from the Payment; (ii) the amount and timing of any additional Tax which becomes payable by the recipient of the Payment, or any member of the recipient’s Group, as a result of the Payment’s being subject to Tax in the hands of the recipient of the Payment; and (iii) the amount and timing of any Tax benefit which is obtained by the recipient of the Payment, or any member of the recipient’s Group, to the extent that such Tax benefit is attributable to the matter giving rise to the Payment Obligation or to the receipt of the Payment, the recipient of the Payment and the members of its Group are in the same position as that in which it would have been if the matter giving rise to the Payment Obligation had not occurred (or, in the case of a Payment Obligation arising by reference to a matter affecting a person other than the recipient of the Payment, the recipient of the Payment and that other person are, taken together, in the same position as that in which they would have been had the matter giving rise to the Payment Obligation not occurred), provided that the amount of the Payment shall not exceed that which it would have been if it had been regarded for all Tax purposes as received solely by the recipient and not any other person; (0) a reference to, or to a provision of, this Agreement or any other document referred to in this Agreement is a reference to, as applicable, this Agreement or that other document (or the relevant provision of, as applicable, this Agreement or that other document) as amended, restated, novated or supplemented (other than in breach of the provisions of, as applicable, this Agreement or that other document) at any time; (P) headings and titles are inserted for convenience only and do not affect the interpretation of this Agreement; (Q) a reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be treated as a reference to any analogous term in that jurisdiction; (R) the formulation “to the extent that” shall be read as meaning “if, but only to the extent that”; (S) references to “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”; (T) the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; (U) general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(V) references to writing shall include any modes of reproducing words in a legible and non-transitory form and whether sent or supplied by electronic mail, but shall not include facsimile transmission; (W) where any obligation in this Agreement is expressed to be undertaken or assumed by any Party, that obligation is to be construed as requiring the Party concerned to exercise all rights and powers of control over the affairs of any other person which it is able to exercise (whether directly or indirectly) in order to secure the performance of that obligation (including, if relevant, by refraining from undertaking a particular action); and (X) an undertaking of a Shareholder to procure, where used in relation to the Company, means that it undertakes to: (i) exercise its voting rights and use all powers vested in it from time to time as a Shareholder; and (ii) so far as it is lawfully able to do so, ensure that each director appointed at its direction to the Board exercises their voting rights and uses any and all powers vested in them as a director of the Company to ensure compliance with that obligation so far as they are reasonably and lawfully able to do so, whether acting alone or (to the extent that they are lawfully able to contribute to ensuring such compliance collectively) acting with others. 2. Agreement 2.1 The Parties agree that: (A) following the satisfaction or waiver of the Conditions and in any event prior to Completion, the Vodafone Shareholder shall contribute to the Company the Pre-Completion Funding pursuant to clause 6.2; (B) on the Completion Date: (i) the Company shall carry out the Cancellation; and (ii) upon the Cancellation becoming effective in accordance with Applicable Law, the Company shall pay to the Hutchison Shareholder the Consideration Amount in accordance with clause 6.4, subject to and in accordance with the terms of this Agreement. 3. Conditions 3.1 Completion under this Agreement is in all respects conditional upon satisfaction or, where applicable, waiver of the following conditions: (A) to the extent that the Transaction triggers a mandatory filing by any or all Parties under the NS&I Act, such filing having been accepted and in respect of such filing either:

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH "[***]".

(i) confirmation having been received under section 14(8)(b)(ii) of the NS&I Act that the SoS will not take any further action in relation to the Transaction; or

(ii) following a call-in notice, the SoS giving a final notification under section 26 of the NS&I Act that no further action will be taken under the NS&I Act in relation to the Transaction; or

(iii) following a call-in notice, the SoS making a final order under section 26 of the NS&I Act which does not prohibit the Transaction, or which allows the Transaction to proceed on terms satisfactory to Vodafone,

(the "**NS&I Condition**");

(B) the SoS varying or revoking the VodafoneThree Final Order under section 27 of the NS&I Act such that the VodafoneThree Final Order shall not apply to CK Hutchison Holdings Limited, Hutchison and the Hutchison Shareholder from Completion, on terms satisfactory to the Vodafone Shareholder and the Hutchison Shareholder (the "**VodafoneThree Final Order Condition**"); and

(C) the earlier to occur of: (i) each member of Hutchison's Group that is a controller in respect of the FCA authorised entities in the Company's Group having given notice to the FCA of its intention to dispose of its control in respect of such entities in accordance with its obligations pursuant to section 191D of FSMA (the "**FCA Condition**"); and (ii) a period of having expired since the date of this Agreement.

3.2 [***]

3.3 [***]

20

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(A) if it was the obligation of the Vodafone Shareholder to satisfy the relevant Condition (or Conditions) then the Hutchison Shareholder may, in its absolute discretion, postpone the Long Stop Date by up to [***] or (B) if it was the obligation of the Hutchison Shareholder to satisfy the relevant Condition (or Conditions) then the Vodafone Shareholder may, in its absolute discretion, postpone the Long Stop Date by up to [***] (the Long Stop Date, as so postponed, being the “Postponed Long Stop Date”). 3.9 If, in the circumstances set out in clause 3.8, either: (A) the Long Stop Date is not postponed; or (B) any of the Conditions remain to be fulfilled or waived, by 5.00 p.m. on the Postponed Long Stop Date, this Agreement may be terminated by either the Vodafone Shareholder or the Hutchison Shareholder on written notice to the other provided that the Party proposing to terminate has complied with its obligations under this clause 3. 3.10 If this Agreement terminates in accordance with clause 3.9 all obligations of the Parties under this Agreement shall end except for those expressly stated to continue without limit in time but (for the avoidance of doubt) all rights and liabilities of the Parties which have accrued before termination shall continue to exist. 4. Conduct of business before Completion 4.1 Subject to clause 9.1, the Shareholders’ Agreement shall continue to have effect in accordance with its terms (or as otherwise expressly modified or provided herein or as otherwise required to give effect to the terms of this Agreement), save that, at all times prior to the termination of this Agreement (or in the case of clause 4.1(B), prior to Completion): (A) the Hutchison Shareholder shall not be permitted to Transfer any Hutchison Shares; and (B) the Vodafone Shareholder shall not be permitted to Transfer any Vodafone Shares, in each case to any other person. 4.2 From the date of this Agreement until Completion, the Company shall (and each of the Vodafone Shareholder and the Hutchison Shareholder shall procure that the Company shall) conduct its business in accordance with the Shareholders’ Agreement, provided that this clause 4.2 shall not prevent or restrict the Company from taking any step permitted or required by this Agreement, including the Transaction Steps.

4.3 From the date of this Agreement until Completion, the Hutchison Shareholder shall, and shall procure that the Hutchison Directors shall: (A) not take any action, or omit to take any action, with the intention or effect of frustrating, delaying or prejudicing Completion; and (B) exercise all voting rights and other rights attaching to the Hutchison Shares in a manner consistent with its obligations under this Agreement. 4.4 From the date of this Agreement until Completion, the Vodafone Shareholder shall, and shall procure that the Vodafone Directors shall: (A) not take any action, or omit to take any action, with the intention or effect of frustrating, delaying or prejudicing Completion; and (B) exercise all voting rights and other rights attaching to the Vodafone Shares in a manner consistent with its obligations under this Agreement. 4.5 [***) 4.6 [***] 4.7 [***]

5. Approvals and consents 5.1 To the extent that the Transaction or the execution or performance of this Agreement (or any step or part thereof or any action reasonably required to be undertaken in connection therewith), including (without limitation): (A) the Pre-Completion Funding; or (B) the Cancellation, (each a ‘Transaction Step”), constitutes a Reserved Matter requiring the prior written approval of the Hutchison Shareholder under the Shareholders’ Agreement, the Hutchison Shareholder hereby grants its prior written approval to such Transaction Step for the purposes of the Shareholders’ Agreement generally (including, without limitation, Clause 4.1 of the Shareholders’ Agreement) and agrees that each of the Company and the directors of the Company are authorised to take such Transaction Steps as are required to be undertaken by them to give effect to the Transaction or this Agreement. 5.2 The Parties hereby agree that both this Agreement and the Sixth CA Side Letter shall be deemed not to constitute Related Party Contracts for the purposes of the Shareholders’ Agreement and accordingly the provisions of Clause 8 of the Shareholders’ Agreement shall not apply. Each of the Vodafone Shareholder and the Hutchison Shareholder hereby ratifies and approves the Company’s entry into this Agreement and the Sixth CA Side Letter. 5.3 The Parties hereby acknowledge and agree that: (A) [***] _any proceedings of the Board undertaken for the purpose of approving and authorising the Transaction Steps shall constitute valid proceedings of the Board [***] (B) the notice and quorum provisions of Clause 7.2 and Clause 7.4, respectively, of the Shareholders’ Agreement and any contrary provisions of the Company’s articles of association shall be disapplied in relation to such proceedings; and (C) the performance by the Company of its obligations under this Agreement does not constitute a breach of any provision of the Shareholders’ Agreement or the

Company’s articles of association and each of the Vodafone Shareholder and the Hutchison Shareholder hereby waives any and all claims it may have against the Company in connection therewith. 6. Completion 6.1 Completion shall occur on the [***] following the date on which satisfaction (or waiver, as applicable) of the Conditions takes place, provided that if such date is not a Business Day, Completion shall occur on the next Business Day following such date, or in any event on such other date as may be agreed between the Vodafone Shareholder and the Hutchison Shareholder in writing (the “Completion Date”). 6.2 Following the satisfaction or waiver of the Conditions, and in any event prior to Completion, the Vodafone Shareholder shall subscribe for, and the Company shall issue to the Vodafone Shareholder, one (1) A Ordinary Share at a subscription price, in cash, equal to: (A) the Consideration Amount; plus (B) such other amount as is, together with the Consideration Amount, necessary to ensure that: (i) each Vodafone Director has reasonable grounds for believing the statements contained in the Cancellation Solvency Statement; and (ii) the Company is lawfully able to discharge its obligation to pay the Consideration Amount to the Hutchison Shareholder at Completion pursuant to clause 6.4, (the “Pre-Completion Funding”). 6.3 At or prior to Completion (and subject to the Vodafone Shareholder having complied with its obligations under clause 6.2): (A) the Company shall, and each of the Vodafone Shareholder and the Hutchison Shareholder shall procure that the Company shall: (i) execute the Cancellation Statement of Capital; (ii) at opening of the Registrar’s business hours on the Completion Date, file the Cancellation Solvency Statement (having been executed by each director of the Company), the Cancellation Written Resolution (having been executed by the Vodafone Shareholder and the Hutchison Shareholder), the Cancellation Statement of Capital (having been executed by the Company) and the Cancellation Directors’ Declaration (having been executed by each director of the Company) with the

Registrar in order that the Cancellation be effected as soon as possible on the Completion Date (or as soon as reasonably practicable thereafter); (iii) at opening of the Registrar’s business hours on the Completion Date, pay to the Registrar the fee required in order that the Cancellation be effected as soon as possible on the Completion Date (or as soon as reasonably practicable thereafter); (iv) take all other steps as are reasonably required in order to effect the Cancellation on the Completion Date and record the same in the books and records of the Company; and (v) [***] (B) the Vodafone Shareholder shall: (i) procure that the Vodafone Directors execute the Cancellation Solvency Statement and Cancellation Directors’ Declaration; (ii) execute the Cancellation Written Resolution; and (iii) take all steps as are reasonably required to effect the Cancellation; (C) the Hutchison Shareholder shall: (i) execute the Cancellation Written Resolution; (ii) take all steps as are reasonably required to effect the Cancellation; and (iii) [***] 6.4 In consideration for the Cancellation, the Company shall, upon the Cancellation taking effect in accordance with Applicable Law, pay to the Hutchison Shareholder the Consideration Amount. For the avoidance of doubt, if at Completion the Percentage Interest of the Hutchison Shareholder is less than [***) ., whether as a result of further funding having been provided to the Company by the Vodafone Shareholder or otherwise, there shall be no adjustment to the Consideration Amount payable to the Hutchison Shareholder pursuant to this clause 6.4. 6.5 Upon Completion, the Shareholders’ Agreement shall terminate in accordance with clause 9.1. 7. Warranties 7.1 Each Party warrants to the other Parties that each of the following statements is true and accurate in respect of itself in all respects and not misleading at the date of this Agreement and will be true and accurate in all respects and not misleading at the Completion Date as if repeated immediately before Completion by reference to the facts and circumstances subsisting at that date: (A) it is validly existing under the laws of the jurisdiction of its incorporation; (B) it has the requisite power and authority to enter into and perform this Agreement; (C) its obligations under this Agreement constitute legal, valid and binding obligations of such Party, enforceable against such Party in accordance with the terms of this Agreement; (D) the execution and delivery of, and the performance by it of its obligations under, this Agreement will not: (i) result in a breach of any provision of the memorandum or articles of association (or equivalent constitutional documents in the jurisdiction of incorporation of the relevant Party) of such Party; (ii) result in a breach of, or constitute a default under, any instrument to which it is a party or by which it is bound, where such breach is material to its ability to perform its obligations hereunder; (iii) subject to the satisfaction of the Conditions, result in a breach of any statute, law, rule, regulation, order, judgment or decree of any court or governmental agency by which it is bound, where such breach is material to its ability to perform its obligations hereunder; or (iv) require the consent of its shareholders; (E) it is not insolvent or unable to pay its debts under the insolvency laws of its jurisdiction of formation or has stopped paying debts as they fall due; (F) no: (i) order has been made; or (ii) meeting has been convened to consider a resolution (and no resolution has been passed) for the winding up of such Party and no petition or notice has been received, presented or given for the purpose of winding up such Party;

(G) no administration, dissolution (compulsory or otherwise) or liquidation orders or analogous proceedings have been made and it has not received notice that any petition or application for such an order has been made or presented or that any administrator or liquidator (or similar) has been appointed or notice given or filed or step taken or procedure commenced with a view to the appointment of an administrator in respect of it or that such proceedings are imminent; (H) it has not received notice that any receiver (which expression shall include an administrative receiver) has been appointed in respect of it or over all or substantially all of its respective assets; and (I) no composition or similar arrangement with all or any class of creditors (including but not limited to a voluntary arrangement or scheme of arrangement) has been proposed or entered into by or in respect of such Party. 7.2 The Hutchison Shareholder warrants to the Vodafone Shareholder and the Company that each of the following statements is true and accurate in all respects and not misleading at the date of this Agreement and will be true and accurate in all respects and not misleading at the date on which Completion occurs as if repeated immediately before Completion by reference to the facts and circumstances subsisting at that date: (A) the Hutchison Shareholder is the sole legal and beneficial owner of the Hutchison Shares; (B) other than pursuant to the Shareholders’ Agreement and the Company’s articles of association, there is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance or equity on, over or affecting the Hutchison Shares or any of them and there is no agreement or commitment to give or create any and no claim has been made by any person to be entitled to any;and (C) there are no Shareholder Loans between any member of Hutchison’s Group and any member of the Company’s Group outstanding. 8. Guarantees Hutchison Guarantor’s Guarantee 8.1 In consideration for the Company and the Vodafone Shareholder entering into this Agreement, the Hutchison Guarantor hereby unconditionally and irrevocably guarantees to the Company and the Vodafone Shareholder the due and punctual performance and observance by the Hutchison Shareholder of all obligations and liabilities under or otherwise arising out of or in connection with this Agreement {the “Hutchison Guaranteed Obligations”) and agrees to indemnify and hold harmless the Company and the Vodafone Shareholder against all liabilities, losses, proceedings, claims, damages, costs and expenses that they may suffer or incur as a result of any failure or delay by the Hutchison Shareholder in the performance or observance of any Hutchison Guaranteed Obligations. The liability of the Hutchison Guarantor under this clause 8.1 shall not be

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH "[***]".

released or diminished by any variation of the terms of this Agreement (whether or not agreed by the Hutchison Guarantor), any forbearance, neglect or delay in seeking performance of the Hutchison Guaranteed Obligations or any granting of time for such performance.

8.2 If and whenever the Hutchison Shareholder defaults for any reason whatsoever in the performance or observance of any of the Hutchison Guaranteed Obligations, the Hutchison Guarantor shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure satisfaction of) the relevant Hutchison Guaranteed Obligation in the manner prescribed by this Agreement and so that the same benefits shall be conferred on the Company and the Vodafone Shareholder as would have been received if such Hutchison Guaranteed Obligation had been duly and promptly performed and observed by the Hutchison Shareholder.

8.3 With respect to the Hutchison Guarantor, this guarantee is to be a continuing guarantee and accordingly is to remain in force until all the Hutchison Guaranteed Obligations shall have been performed or satisfied. This guarantee is in addition to, without limiting and not in substitution for, any rights or security which the Vodafone Shareholder may now or after the date of this Agreement have or hold for the performance and observance of the Hutchison Guaranteed Obligations.

8.4 As a separate and independent stipulation, the Hutchison Guarantor agrees that any Hutchison Guaranteed Obligation which may not be enforceable against or recoverable from the Hutchison Shareholder by reason of any legal limitation, disability or incapacity on or of the Hutchison Shareholder or any fact or circumstance (other than any relevant limitation imposed by this Agreement) shall nevertheless be enforceable against and recoverable from the Hutchison Guarantor as though the same had been incurred by the Hutchison Guarantor and the Hutchison Guarantor were the sole or principal obligor in respect thereof and shall be performed or paid by the Hutchison Guarantor on written demand from the Vodafone Shareholder.

Vodafone Guarantor's Guarantee

8.5 In consideration for the Hutchison Shareholder entering into this Agreement, the Vodafone Guarantor hereby unconditionally and irrevocably guarantees to the Hutchison Shareholder the due and punctual performance and observance: (i) by the Vodafone Shareholder of all obligations and liabilities under or otherwise arising out of or in connection with this Agreement, and (ii) following the Cancellation becoming effective in accordance with Applicable Law, by the Company of the obligations and liabilities under clauses 6.4, 9.5(B), 10.2 and/or 12.3(A) of this Agreement (together the "**Vodafone Guaranteed Obligations**") and agrees to indemnify and hold harmless the Hutchison Shareholder against all liabilities, losses, proceedings, claims, damages, costs and expenses that they may suffer or incur as a result of any failure or delay by the Vodafone Shareholder or the Company (as the case may be) in the performance or observance of any Vodafone Guaranteed Obligations. The liability of the Vodafone Guarantor under this clause 8.5 shall not be released or diminished by any variation of the terms of this Agreement (whether or not agreed by the Vodafone Guarantor), any forbearance, neglect

29

or delay in seeking performance of the Vodafone Guaranteed Obligations or any granting of time for such performance. 8.6 If and whenever the Vodafone Shareholder or the Company (as the case may be) defaults for any reason whatsoever in the performance or observance of any of the Vodafone Guaranteed Obligations, the Vodafone Guarantor shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure satisfaction of) the relevant Vodafone Guaranteed Obligation in the manner prescribed by this Agreement and so that the same benefits shall be conferred on the Hutchison Shareholder as would have been received if such Vodafone Guaranteed Obligation had been duly and promptly performed and observed by the Vodafone Shareholder or the Company (as the case may be). 8.7 With respect to the Vodafone Guarantor, this guarantee is to be a continuing guarantee and accordingly is to remain in force until all the Vodafone Guaranteed Obligations shall have been performed or satisfied.This guarantee is in addition to, without limiting and not in substitution for, any rights or security which the Hutchison Shareholder may now or after the date of this Agreement have or hold for the performance and observance of the Vodafone Guaranteed Obligations. 8.8 As a separate and independent stipulation, the Vodafone Guarantor agrees that any Vodafone Guaranteed Obligation which may not be enforceable against or recoverable from the Vodafone Shareholder or the Company (as the case may be) by reason of any legal limitation, disability or incapacity on or of the Vodafone Shareholder or the Company (as the case may be) or any fact or circumstance (other than any relevant limitation imposed by this Agreement) shall nevertheless be enforceable against and recoverable from the Vodafone Guarantor as though the same had been incurred by the Vodafone Guarantor and the Vodafone Guarantor were the sole or principal obligor in respect thereof and shall be performed or paid by the Vodafone Guarantor on written demand from the Hutchison Shareholder. 8.9 (***)

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(C) Clauses 20 (Vodafone Call Option and Hutchison Put Option) to 22 (Second Hutchison Call Option) (inclusive) and Clauses 29 (Completion of Disposals of Shares) to 32 (Deed of Adherence and Other Matters) (inclusive) of, and Schedule 6 (Net Debt) to, the Shareholders’ Agreement shall terminate upon Completion; (D) [***] (E) Clause 41 ( Confidentiality) of the Shareholders’ Agreement shall: (i) continue to apply for a period of [***] Completion; and (ii) cease to apply from Completion to Vodafone and members of its Group in respect of the category of information specified in Clause 41.1(C) of the Shareholders’ Agreement; (F) Clause 42 (Announcements) of the Shareholders’ Agreement shall terminate and cease to have effect and Clause 42.3 of the Shareholders’ Agreement shall be disapplied; (G) [***] (H) lttSHA Side Letter (including, for the avoidance of doubt, the Hutchison Shareholder’s obligation to pay the remaining Support Fees in accordance with paragraph 3.2 of such letter, which the Parties agree, following payment of initial Support Fees of forty million pounds sterling (£40,000,000) prior to the date of this Agreement, are as at the date of this Agreement equal to eighty million pounds sterling (£80,000,000)) shall continue in full force and effect and any provisions of the Shareholders’ Agreement (including any defined terms) incorporated by reference into the SHA Side Letter shall be deemed to continue in full force and effect in respect of the SHA Side Letter, provided that the final sentence of Clause 3.1 of the SHA Side Letter shall terminate upon the Hutchison Shareholder satisfying its obligations under the SHA Side Letter in full. 9.2 Following Completion, the Deed of Tax Covenant shall continue to have effect in accordance with its terms save that: (A) the covenants given in Clause 3.12 (Hutchison Covenant) of the Deed of Tax Covenant shall not cover any Tax Liability, to the extent that that Tax Liability would not have arisen but for (i) any breach following Completion, or (ii) [***] , with capitalised terms used in this clause 9.2 not otherwise defined herein having the meanings assigned to them in the Deed of Tax Covenant; and

(B) Clause 4.5 of the Deed of Tax Covenant shall apply as if, after the final words “this Clause 4”, there were included the words “; or (C) such Tax Liability would fall within Clause 3.12 above but for the application of clause 9.2(A) of the Framework Agreement” and, for the purposes of such application of Clause 4.5 of the Deed of Tax Covenant, “Framework Agreement” shall mean this Agreement. 9.3 ,-rrquested in writing by the Vodafone Shareholder, the Hutchison Shareholder shall, or shall procure that a member of its Group shall, request in good faith that PricewaterhouseCoopers shall continue to be the auditors of the Three UK Group Companies with respect to any Relevant Period described in such written request. For the purposes of this clause 9.3, a “Relevant Period” means any accounting period of a Three UK Group Company beginning prior to the earlier of: 9.4 In the event of any ambiguity or discrepancy between the provisions of this Agreement on the one hand and the provisions of the Shareholders’ Agreement or Contribution Agreement on the other hand, the provisions of this Agreement shall prevail as between the Parties to the extent of the inconsistency for so long as this Agreement remains in force. 9.5 The Parties hereby agree that, notwithstanding the provisions of the First CA Side Letter, the Third CA Side Letter and the Fifth CA Side Letter: (A) [***) (B) [***] (C) [***] 9.6 The Parties hereby agree that, with effect from Completion, the [***) shall terminate and all the rights and obligations of the Parties arising under or in connection with it, whether before or after such termination, shall terminate and each Party irrevocably and unconditionally releases and discharges all obligations of Hutchison arising under, and waives all claims and demands arising out of or in respect of, such (***) 9.7 The Parties acknowledge and agree that, following Completion, the Company shall have no repayment, reduction or buyback obligation of any kind (notwithstanding Clause 15.1 of the Shareholders’ Agreement) in respect of any B Ordinary Shares (or any other equity securities in the Company) held by the Hutchison Shareholder at any time prior to Completion. 10. Payments 10.1 Any payment to be made pursuant to this Agreement shall be made in pounds sterling and in immediately available funds to the bank account(s) notified by the relevant payee to the relevant payer. All sums payable under this Agreement shall be paid free and clear of all deductions, withholdings, set offs or counterclaims whatsoever save only as may be required by law. 10.2 If the Company defaults in the payment to the Hutchison Shareholder of the Consideration Amount in accordance with clause 6.4 when due, its liability shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well as before judgment) at a rate of [***] above the Bank of England’s Bank Rate as published by the Bank of England from time to time. Such interest shall accrue from day to day and shall be compounded monthly. 11. Taxation 11.1 Each Party shall be responsible for its own liabilities to Tax incurred or otherwise arising as a result of or in connection with entering into or performing its obligations under this Agreement and the transactions contemplated by it and shall bear its own costs incurred in connection with the satisfaction of such liabilities. 11.2 The Company shall provide the Hutchison Shareholder with (or procure that the Hutchison Shareholder is provided with), as soon as reasonably practicable after the same is available or required (as applicable), all information and records of the Company and/or any other member of its Group as the Hutchison Shareholder may reasonably require from time to time in connection with the preparation and filing of the Tax returns (or other Tax filings or correspondence with a Tax Authority) of the Hutchison Shareholder (and/or member of the Hutchison Shareholder’s Group) in relation to any jurisdiction in which such returns or filings are required to be made (including, for the avoidance of doubt, in respect of the Global Anti-Base Erosion Model Rules (Pillar Two)). 11.3 The Hutchison Shareholder shall provide the Company with (or procure that the Company is provided with}, as soon as reasonably practicable after the same is available or required (as applicable), all information and records of the Hutchison Shareholder and/or any other member of its Group (including, for these purposes, any member of the Three UK Group) as the Company may reasonably require from time to time in connection with the preparation and filing of the Tax returns (or other Tax filings or correspondence with a Tax Authority) of the Company (and/or member of the Company’s Group) in relation to any jurisdiction in which such returns or filings are required to be made (including, for the avoidance of doubt, in respect of the Global Anti-Base Erosion Model Rules (Pillar Two)).

11.4 The Hutchison Shareholder or the Company (the “providing party”) shall, on request from the other (the “requesting party”) provide to the requesting party (or procure the provision to the requesting party of) all information and records relating to Tax (including, without limitation, for financial reporting and audit purposes which shall include, without limitation, information and records with respect to uncertain tax positions, provisions, contingent liabilities and related disclosures) of the providing party and/or any other member of its Group (including, with respect to the Hutchison Shareholder as the providing party, for this purpose any member of the Three UK Group) as the requesting party may reasonably require from time to time, as soon as reasonably practicable after the same is requested. 11.5 With effect from Completion and subject to clause 11.6, the Hutchison Shareholder covenants with the Company to pay to the Company an amount equal (on an after-Tax basis) to: (A) any Tax liability of the Company or any member of the Company’s Group which is chargeable directly or primarily against, or arises directly or primarily in consequence of or by reference to anything done by, a Relevant Person and, for this purpose, a “Relevant Person” means the Hutchison Shareholder or any member of the Hutchison Shareholder’s Group that may be treated for the purposes of any Tax as having been at any time a member of the same group of companies as, or otherwise associated with or connected with, the Company or the relevant member of the Company’s Group; and (B) any out-of-pocket costs or expenses reasonably and properly incurred by the Company or a member of the Company’s Group solely and directly in connection with any payment of Tax as is referred to in clause 11.5(A) or in connection with any action taken in avoiding, resisting or settling any such payment of Tax or in connection with taking or defending any action under this clause 11.5. 11.6 If the Company or any member of the Company’s Group receives any notice, enquiry, demand, assessment, determination, letter or other document issued by a Tax Authority from which it appears that the Company or that member of the Company’s Group may be required to make an actual payment, or suffer a deemed payment, of Tax or may suffer the non-availability, or non-existence or the loss, reduction, modification or cancellation of a relief from or repayment of Tax, in each case, which may give rise to a claim against the Hutchison Shareholder pursuant to clause 11.5, the Company shall give or procure that notice in writing is given to the Hutchison Shareholder as soon as is reasonably practicable. Provided the Hutchison Shareholder agrees to indemnify the Company and each relevant member of the Company’s Group on an after-Tax basis to the Company’s reasonable satisfaction against any liabilities, damages, Tax, losses or external costs and expenses reasonably incurred by the Company or the relevant member of the Company’s Group, the Company shall take or procure that the relevant member of the Company’s Group takes such reasonable action as the Hutchison Shareholder may by written notice request to dispute, resist or compromise such claim, provided that: (A) neither the Company nor any member of the Company’s Group shall be required to take (or procure the taking of) any action which would constitute fraudulent or negligent conduct or which would be materially prejudicial to the commercial interests of the Company, any member of the Company’s Group or the Vodafone Shareholder; and (B) the decision of whether to appeal any matter beyond the first appellate body (excluding the relevant Tax Authority) shall be subject to the approval of the Board at its sole discretion. 11.7 With effect from Completion and subject to the provIsIons of clause 11.8, each Shareholder (the “First Shareholder”) covenants with the other Shareholder (the “Second Shareholder”) to pay to the Second Shareholder an amount equal (on an after-Tax basis) to: (A) any Tax liability of the Second Shareholder or any member of that Shareholder’s Group which is chargeable primarily against a Relevant Person, and, for this purpose, a “Relevant Person” means the First Shareholder or any member of the First Shareholder’s Group (or, where the First Shareholder is the Vodafone Shareholder, the Company or any member of the Company’s Group) that may be treated for the purposes of any Tax as having been at any time on or after completion of the Initial Transaction and prior to Completion a member of the same group of companies as, or otherwise associated with or connected with, the First Shareholder; and (B) any out-of-pocket costs or expenses reasonably and properly incurred by the Second Shareholder or member of the Second Shareholder’s Group solely and directly in connection with any payment of Tax as is referred to in clause 11.7(A) or in connection with any action taken in avoiding, resisting or settling any such payment of Tax or in connection with taking or defending any action under this clause 11.7. 11.8 If the Second Shareholder or member of the Second Shareholder’s Group receives any notice, enquiry, demand, assessment, determination, letter or other document issued by a Tax Authority from which it appears that it may be required to make an actual payment, or suffer a deemed payment, of Tax or may suffer the non-availability, or non-existence or the loss, reduction, modification or cancellation of a relief from or repayment of Tax, in each case, which may give rise to a claim against the First Shareholder under clause 11.7, the Second Shareholder shall give or procure that notice in writing is given to the First Shareholder as soon as is reasonably practicable. 11.9 If, in respect of any accounting period or part period beginning before ll’1*May 2025, any Three UK Group Company has available an amount which it is permitted by Applicable Laws to surrender: (i) by way of Group Relief to any member of the Hutchison Shareholder’s Group; or (ii) by way of Consortium Relief to any person and, in respect of its corresponding accounting period (or part thereof), a member of the Hutchison Shareholder’s Group (in the case of Group Relief) or such other person (in the case of Consortium Relief) (the “claimant company”) would be liable to Tax in the absence of such a surrender, then, on the prior agreement of the Hutchison Shareholder, the relevant Three UK Group Company which has such amount available (the “surrendering company”) shall be permitted to surrender it, or any part of it, to the claimant company, and the claimant company shall accept such surrender, to the extent that the Hutchison Shareholder has agreed to it (and the Hutchison Shareholder shall, so far as necessary, provide a written consent to such surrender in order to give effect to it), provided that no Three UK Group Company shall be obliged to be a surrendering company in respect of a claim for Group Relief or Consortium Relief under this clause 11.9 to the extent that (i) the surrender would result in the surrendering company becoming tax paying for a Tax Return Period ending prior to 31 rvtay]2025, or (ii) another Three UK Group Company has taxable profits for a Tax Return Period ending prior to 31 Mlayl2025 which could first be reduced by a surrender of Group Relief or Consortium Relief by the relevant Three UK Group Company and such surrender of Group Relief or Consortium Relief under this clause 11.9 would otherwise prevent the relevant surrender of Group Relief or Consortium Relief to that Three UK Group Company. The claimant company shall, to the extent permitted by any Applicable Laws, not be required to pay to the surrendering company any amount for any surrender under this clause 11.9. 11.10 The parties shall co-operate in good faith to take any action (at the cost and expense of the Hutchison Shareholder) reasonably required to promptly give effect to the surrenders contemplated by clause 11.9. Such actions shall include, to the extent so required and permitted by Applicable Law, co-operating in good faith to ensure that there are undertaken promptly such reduction or reductions of capital as are required in order to create sufficient distributable reserves so as to enable the Three UK Group Companies to make the relevant surrenders for no payment, provided that any such reduction or reductions of capital could not reasonably be expected to give rise to any adverse consequences for the Vodafone Shareholder or any member of its Group (excluding, for this purpose, (i) the relevant surrender itself and (ii) any costs and expenses with respect to the carrying out of the reduction or reductions of capital which shall be borne by the Hutchison Shareholder). In interpreting the word “promptly” in this clause 11.10, the parties acknowledge the need for the surrenders contemplated by clause 11.9 to take place prior to 31 DecEttfflPer 2026 and the Hutchison Shareholder’s desire to ensure that such surrenders are made prior to 30 Septeffllber 2026. 11.11 If, notwithstanding any actions that may be taken pursuant to clause 11.10, it is contrary to any Applicable Laws for any surrender contemplated by clause 11.9 to be made to the claimant company for no payment, the parties shall cooperate in good faith (at the cost and expense of the Hutchison Shareholder) with a view to implementing, so far as possible, economically equivalent measures which are lawful. 11.12 The parties agree that Clause 14.5 ( Tax Returns) of the Deed ofTax Covenant will apply to all surrenders of Group R[GRAPHIC APPEARS HERE] ief or Consortium Relief relating to any Tax Return Period ending prior to 31 Myl:2025 and will not be limited to circumstances where the relevant claim, election or filing was submitted prior to 31 fvtayJ2025. 11.13 The parties agree that each Three UK Group Company shall claim any capital allowances to the maximum extent permitted by Applicable Laws in respect of the Tax Return Periods relevant to the accounting periods beginning on 1 Jam[li’y 2024 and ending on 3T’l1tlarch 2025, provided that no Three UK Group Company shall be permitted to claim any capital allowances pursuant to any election under section 815 of the Corporation Tax Act 2009

(Election to exclude capital expenditure on software) without the prior written consent of the Vodafone Shareholder. Each Shareholder shall promptly take, and shall procure that the Company and each Three UK Group Company shall promptly take, such actions as are reasonably requested by the Hutchison Shareholder to ensure that such claims are made as soon as reasonably practicable after the date of this Agreement, and the Company shall, and shall procure that each Three UK Group Company shall, promptly afford to the Hutchison Shareholder such access to its personnel, books, accounts and records and provide such assistance as is necessary and reasonable to enable the Hutchison Shareholder to exercise its rights under this clause 11.13. In interpreting the word “promptly” and “as soon as reasonably practicable” in this clause 11.13, the parties acknowledge the Hutchison Shareholder’s desire to ensure that such claims are made prior to 30 Septfrtl):>er 2026. 11.14 The parties agree that it is their intention that the tax affairs of the Three UK Group Companies in respect ofTax Return Periods ending prior to 31 MyJW25 will be managed so as to maintain the total amount of Reliefs which have been surrendered by way of Group Relief and/or Consortium Relief for those Tax Return Periods by the Three UK Group Companies to the extent any Reliefs cease to be available as a direct result of, and would have been available but for, any adjustment to any Tax return for such a Tax Return Period of a Three UK Group Company as a result of (i) (***) , (ii) any Tax Liability that falls within Clause 3.12 of the Deed of Tax Covenant (or which would fall within Clause 3.12 of the Deed ofTax Covenant but for the application of Clause 4 of the Deed of Tax Covenant or but for the application of clause 9.2(A) of this Agreement), or (iii) any Tax Liability arising in respect of a Tax Return Period ending prior to 31 Ml 2025 in respect of any facts or circumstances which have required an adjustment by HMRC to any Tax return for a Tax Return Period relevant to the accounting periods beginning on 1 Jant1m“J’ 2024 and ending on 31 Mc[ft’I) 2025 (or in respect of any substantially similar facts or circumstances), provided that no Three UK Group Company shall be permitted to claim any capital allowances pursuant to any election under section 815 of the Corporation Tax Act 2009 (Election to exclude capital expenditure on software) without the prior written consent of the Vodafone Shareholder. For the purposes of this clause 11.14 the amount of Reliefs which have been surrendered by way of Group Relief and/or Consortium Relief for Tax Return Periods ending prior to 31 fv\aYJ2025 shall (i) include, in respect of the Tax Return Periods relevant to the accounting periods beginning on 1 Jamli1iry 2024 and ending on 31 Mc[tt:tt 2025 only, where the relevant claim, election or filing is submitted after the date of this Agreement , and (ii) be calculated on a Tax Return Period by Tax Return Period basis such that the unavailability of a Relief with respect to any Tax Return Period shall not give rise to any obligations under this clause 11.14 with respect to any other Tax Return Period. 11.15 The Hutchison Shareholder shall act reasonably (including in the exercise of its rights under Clause 14 of the Deed of Tax Covenant) to, and to procure that each relevant member of its Group shall, manage in a bona fide commercial manner (ignoring any protections provided to Hutchison or any member of its Group pursuant to this Agreement, the Sixth Side Letter to the Contribution Agreement and the Agreed Form documents to be entered into pursuant thereto and the Deed of Tax Covenant) (i (***) and, (ii) any enquiry, claim, dispute, proceedings or other engagement with any Tax Authority in connection with which a Tax Liability of a Three UK Group Company (a)

that falls within Clause 3.12 of the Deed of Tax Covenant, (or which would fall within Clause 3.12 of the Deed of Tax Covenant but for the application of Clause 4 of the Deed of Tax Covenant or but for the application of clause 9.2(A) of this Agreement) or (b) arising in respect of any facts or circumstances which has required an adjustment by HMRC to any Tax return for a Tax Return Period relevant to the accounting periods beginning on 1 Jamliary 2024 and ending on 31 Matt:11 2025 (or in respect of any substantially similar facts or circumstances). 11.16 The Company shall, as soon as reasonably practicable following the end of each Tax Return Period in respect of which Group Relief and/or Consortium Relief is surrendered in accordance with clause 11.9, provide a written statement to the Hutchison Shareholder of the details and amounts of Group Relief and Consortium Relief which was so surrendered in that Tax Return Period, and the Hutchison Shareholder shall provide such assistance as is reasonably requested by the Company in preparing such written statement. The Company shall, in respect of a surrender of Group Relief or Consortium Relief which is permitted pursuant to clause 11.9, procure that the relevant surrendering company shall provide to the relevant claimant company a notice of consent to surrender (in accordance with the requirements of Part 8 of Schedule 18 to the Finance Act 1998) at least 30 days before the filing date of the Tax return to which the surrender relates (or, where such Tax return has already been filed, at the same time as the relevant Tax return is amended). 11.17 The Consideration Amount payable by the Company to the Hutchison Shareholder under this Agreement shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law. If any deductions or withholdings for, or on account of, Tax are required by law to be made from the Consideration Amount (other than any amount of interest) payable to the Hutchison Shareholder then the Company shall be obliged to pay to the Hutchison Shareholder such additional amount as will, after such deduction or withholding has been made, leave the Hutchison Shareholder with the same amount as it would have received in the absence of any such requirement to make a deduction or withholding. 12. iiiier-Group Agreements 12.1 IS*ubject to the remaining provisions of this clause 12, Vodafone and Hutchison shall, and shall procure that their relevant Affiliates (including, in the case of Vodafone, Hutchison 3G UK Limited) shall, co-operate in good faith to create a plan, by no later than the date of Completion, for the Disentanglement of the Inter-Group Agreements as soon as reasonably practicable, and in any event by no later than the date that is eighteen (18) months after Completion except as otherwise agreed (a “Disentanglement Plan”). As part of agreeing the Disentanglement Plan, the Parties may agree to consequent amendment, extension or termination of services provided pursuant to the Hutchison TSA. Once agreed, Vodafone and Hutchison shall, and shall procure that their relevant Affiliates shall, comply with their respective obligations under, and implement, the Disentanglement Plan. By exception, Vodafone and Hutchison shall consider, and may (but shall not be obliged to) agree in the Disentanglement Plan (or otherwise), to retain or extend individual Inter-Group Agreements beyond eighteen (18) months after Completion if, Vodafone reasonably believes that the expiry or termination of the relevant

Inter-Group Agreement would cause a material business continuity risk for Vodafone or its affected Affiliate(s). 12.2 [Tri Parties acknowledge and agree that, from the date of this Agreement until completion of the Disentanglement Plan in accordance with its terms: (A) all Inter-Group Agreements shall remain in force and effect in accordance with their terms, other than as (i) set out in this clause 12; or (ii) agreed by the Parties in writing, whether in the Disentanglement Plan or otherwise; (B) Hutchison shall procure that CKH 1OD Data Limited shall, and the Company shall procure that Hutchison 3G UK Limited shall, agree to terminate the Data Services Agreement entered into between Hutchison 3G UK Limited and CKH IOD Data Limited on 20 February 2019, with effect from Completion; (C) no member of Hutchison’s Group shall be required, to procure any new contract, nor extend or renew any existing contract, for or on behalf of Hutchison 3G UK Limited (as agent or otherwise, and whether pursuant to the Cost Sharing Agreement or otherwise) and, for the avoidance of doubt, any such procurement of a new contract, extension or renewal of an existing contract or entry into any commitment for or on behalf of Hutchison 3G UK Limited (as agent or otherwise), in each case that is undertaken by a member of Hutchison’s Group shall only occur in accordance with the current ICAF approval process; and (D) other than pursuant to the Apple Handset Agreements, to which clause 12.3 shall apply, no member of Vodafone’s Group may place orders for devices (for instance with a third party manufacturer such as Samsung or Huawei) using, or pursuant to, any Inter-Group Agreement, in each case unless otherwise agreed in writing by the relevant parties. 12.3 I1fflrelation to the Apple Handset Agreements: (A) until Disentanglement of the Apple Handset Agreements has been completed in accordance with the Disentanglement Plan (or, if earlier, until 31 March 2027), the Company undertakes to procure that Hutchison 3G UK Limited continues to procure iPhones under the Apple Handset Agreements in accordance with past practice under those agreements, including by in all cases using the Apple Handset Agreements to procure iPhones from Apple, if and to the extent it is procuring iPhones for customers of Hutchison 3G UK Limited, or any other customer purchasing under the “3” brand (provided that this clause 12.3(A) shall not constitute a commitment on Hutchison 3G UK Limited to order a specific volume of iPhones); (B) with effect from Completion: (i) Hutchison hereby unconditionally (other than as set out in this clause 12.3(B)) and irrevocably releases (and shall procure that its relevant

Affiliates release) Hutchison 3G UK Limited (and its Affiliates) from any liability that Hutchison 3G UK Limited (and its Affiliates) may have to Hutchison (or its relevant Affiliates), in each case to the extent such liability arises as a result of a failure by H3G Procurement Services S.a r.l. or Hutchison 3G UK Limited (or its Affiliates) to comply with an obligation under the Apple Handset Agreements to order a minimum number of iPhones during the term of those agreements up to 31 March 2027 (the “Minimum Volume Commitment”); and (ii) Hutchison shall indemnify and hold Hutchison 3G UK Limited harmless for any losses Hutchison 3G UK Limited suffers as a result of any claim brought by Apple Distribution International Ltd (or any of its Affiliates) pursuant to the Apple Handset Agreements, for any breach by H3G Procurement Services S.a r.l. or Hutchison 3G UK Limited (or its Affiliates) of the Minimum Volume Commitment, in each case, except to the extent such loss or liability is caused by the Company having failed to comply with its obligation under clause 12.3(A). 12.4 ffi*relation to interconnection and international roaming: (A) Hutchison shall procure that Hutchison Whampoa 3G IP S.a r.l. terminates Hutchison 3G UK Limited’s participation in the Intra 3 Group International Roaming Discount Agreement, dated 1 January 2020, with effect from Completion, such that Hutchison 3G UK Limited shall no longer be a party to, and shall no longer be entitled to benefit from, that agreement on and from Completion; (B) any international roaming agreement to which Hutchison 3G UK Limited and a member of Hutchison’s Group are party as at the date of Completion, and which is based on standard form GSMA roaming agreement terms, shall remain in force following Completion in accordance with its terms; and (C) the Parties acknowledge and agree that, as at the date of this Agreement, Hutchison 3G UK Limited participates in an annual process through which Hutchison Whampoa 3G IP S.a r.l., as agent for and on behalf of (among others) Hutchison 3G UK Limited, negotiates discounted roaming rates with third party mobile network operators on a global basis for each calendar year, using projections of roaming volumes supplied by each mobile network operator within Hutchison’s Group (including, prior to Completion, Hutchison 3G UK Limited) (“Group International Roaming Discount Agreements”). In relation to: (i) the Group International Roaming Discount Agreements arranged in respect of calendar year 2026 using Hutchison 3G UK Limited’s projections of roaming volumes for that period, Hutchison 3G UK Limited shall be entitled to continue to benefit for the Group International Roaming Discount Agreements for 2026, and the Company shall procure that: (A) Hutchison 3G UK Limited uses reasonable endeavours to ensure that its actual volumes of roaming traffic meet the projections it provided to Hutchison Whampoa 3G IP S.a r.l. for that same period; and (B) Hutchison 3G UK Limited shall apply the agreed discounted rates to the third party traffic; and (ii) any Group International Roaming Discount Agreements arranged by Hutchison Whampoa 3G IP S.a r.l.in respect of any calendar year after 2026, (a) Hutchison 3G UK Limited shall no longer be entitled to participate, nor derive any benefit, from such Group International Roaming Discount Agreements; and (b) Hutchison Whampoa 3G IP S.a r.l., nor any other member of Hutchison’s Group, shall not be permitted to negotiate or enter into any Group International Roaming Discount Agreements as agent for and on behalf of Hutchison 3G UK Limited without Hutchison 3G UK Limited’s prior written consent. 13. Effect of Completion Except as provided herein, any provision of this Agreement and any other documents (other than the Contribution Agreement, the Shareholders’ Agreement and the SHA Side Letter) referred to in it or entered into pursuant to it which is capable of being performed after but which has not been performed at or before Completion and all warranties, indemnities, covenants and other undertakings and obligations contained in or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding Completion. 14. Remedies and waivers 14.1 No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall: (A) affect that right, power or remedy; or (B) operate as a waiver of it. 14.2 The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy. 14.3 The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law. 15. Assignment 15.1 No Party shall without the prior written consent of the other Parties:

(A) assign, or purport to assign, all or any part of the benefit of, or its rights or benefits under, this Agreement (together with any causes of action arising in connection with any of them); (B) make a declaration of trust in respect of or enter into any arrangement whereby it agrees to hold in trust for any other person all or any part of the benefit of, or its rights or benefits under, this Agreement; (C) sub-contract or enter into any arrangement whereby another person is to perform any or all of its obligations under this Agreement; (D) transfer, charge or otherwise deal with any of its rights or obligations under this Agreement; or (E) grant, declare, create or dispose of any right or interest in it, in whole or in part, and any purported assignment in contravention of this clause 15 shall be void. 16. Further assurance Each Party shall, and shall procure that any relevant member of its Group shall, at its own cost, from time to time on request of any of the other Parties, now or at any time in the future, promptly execute such acts and/or execute such documents in a form satisfactory to the requesting Party which the requesting Party may reasonably consider necessary for giving full effect to this Agreement and securing to the requesting Party the full benefit of the rights, powers and remedies conferred upon such other Party under this Agreement. 17. Entire agreement 17 .1 The Parties agree that: (A) this Agreement constitutes the whole and only agreement between the Parties relating to the subject matter of this Agreement; (B) except in the case of fraud, each Party acknowledges that in entering into this Agreement and/or any other agreement or document hereunder it is not relying upon any pre-contractual statement which is not set out in such agreements or documents; and (C) except in the case of fraud, no Party shall have a right of action against any other Party arising out of, or in connection with, any precontractual statement which is not set out in this Agreement. 17 .2 For the purposes of this clause 17, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time prior to the date of this Agreement.

18. Variation 18.1 No variation of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of all the parties to it. 18.2 If this Agreement is varied: (A) the variation shall not constitute a general waiver of any provisions of this Agreement; (B) the variation shall not affect any rights, obligations or liabilities under this Agreement that have already accrued up to the date of variation; and (C) the rights and obligations of the parties under this Agreement shall remain in full force and effect, except as, and only to the extent that, they are so varied. 19. Notices 19.1 A notice under this Agreement shall only be effective if it is in writing (facsimile is not permitted but email is permitted) and in English. 19.2 Notices under this Agreement shall be sent to a Party at its address and for the attention of the individual set out below:

provided that a Party may change its notice details on giving notice to the other Parties of the change in accordance with this clause 19. 19.3 Subject to clause 19.4, any notice given under this Agreement shall be effective upon receipt and shall be deemed to have been received: (A) at the time recorded by the delivery company, in the case of recorded delivery; (B) at the time of delivery, if delivered by hand or courier; or (C) at the time of sending if sent by email, provided that the sender does not receive any automated message that the email has not been delivered to the recipient. 19.4 A notice that is deemed by clause 19.3 to be received after 5.00 p.m. on any day, or on a Saturday, Sunday or public holiday in the place of receipt, shall be deemed to be received at 9.00 a.m. on the next day that is not a Saturday, Sunday or public holiday in the place of receipt. 19.5 The provisions of this clause 19 shall not apply in relation to the service of Service Documents. 20. Announcements 20.1 No Party shall make an announcement which contains a description of the nature of the Transaction unless such description has been agreed by the other Parties in writing. 20.2 Clause 20.1 shall not apply to the extent any announcement is required by: (A) Applicable Laws; or (B) any securities exchange or regulatory or governmental body or any Tax Authority to which that Party is subject, wherever situated, whether or not the requirement has the force of law, in which case the Party concerned shall take all such steps as may be reasonable and practicable in the circumstances to agree the description of the nature of the Transaction in such announcement with the other Parties before making the announcement. 20.3 The restrictions contained in this clause 20 shall continue to apply to each Party for a period of five (5) years from Completion.

21. Confidentiality 21.1 Subject to clauses 20 and 21.2, each Party shall treat as confidential and not disclose or use any information received or obtained as a result of entering into or performing this Agreement which relates to: (A) the provisions of this Agreement and any agreements or documents hereunder (and information provided under it or any of them); (B) the negotiations relating to this Agreement and any agreements or documents hereunder; or (C) any other Party or any member of its Group and its or their business, rights and/or assets. 21.2 Notwithstanding the provisions of clause 21.1, a Party may disclose or use any such confidential information if and to the extent: (A) required by Applicable Laws or for the purposes of any Proceedings; (B) required by any securities exchange or regulatory or governmental body or any Tax Authority to which that Party is subject, wherever situated, whether or not the requirement for information has the force of law; (C) such disclosure is made by sharing such information with a Tax Authority in connection with its Tax affairs or the Tax affairs of any member of its Group; (D) the disclosure is made to the professional advisers, auditors and bankers of that Party on a need to know basis and provided they have a duty to keep such information confidential; (E) required in connection with the enforcement of rights under this Agreement; (F) such disclosure is made to an insurer or its professional adviser in connection with any claim under any insurance policy; (G) the information has come into the public domain through no fault of that Party; or (H) the other Parties have given prior written consent to the disclosure, such consent not to be unreasonably withheld or delayed, provided that any such information disclosed pursuant to clauses 21.2(A) or (B) shall be disclosed (where reasonably practicable and not otherwise prohibited by applicable law or regulation) only after notice has been given to the other Party of such requirement with a view to providing the other Party with the opportunity to contest such disclosure or use or otherwise agreeing the content and timing of such disclosure.

21.3 The restrictions contained in this clause 21 shall continue to apply after Completion or the termination of this Agreement without limit in time. 22. Costs and expenses Subject to clause 11.1, each of the Company, the Vodafone Shareholder, the Vodafone Guarantor, the Hutchison Shareholder and the Hutchison Guarantor shall bear its own costs and expenses in connection with the Transaction, including, for the avoidance of doubt and without limitation, the negotiation, entering into and completion of this Agreement. 23. Counterparts 23.1 This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart. 23.2 Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument. 24. Invalidity If at any time any provision (or part of any provision) of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair: (A) the legality, validity or enforceability in that jurisdiction of any other (or the remainder of a) provision of this Agreement; or (B) the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement. 25. Conflict with Articles of Association In the event of any ambiguity or discrepancy between the provisions of this Agreement and the articles of association or other constitutional documents of a member of the Company’s Group, the provisions of this Agreement shall prevail as between the Parties to the extent of the inconsistency for so long as this Agreement remains in force. Each of the Parties shall (as applicable) exercise all voting and other rights and powers available to it so as to give effect to the provisions of this Agreement and, if necessary, to procure (so far as it is able to do so) any required amendment to the articles of association or such other constitutional documents. 26. Contracts (Rights of Third Parties) Act 1999 26.1 Subject to clause 26.2, the parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

26.2 [***) 27. No partnership Nothing in this Agreement and no action taken by the Parties under this Agreement shall constitute a partnership, association or other co-operative entity between any of the Parties or constitute any Party the agent of any other Party for any purpose. 28. Choice of governing law This Agreement is to be governed by and construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with English law. 29. Jurisdiction 29.1 Each Party irrevocably agrees that the courts of England are to have exclusive jurisdiction to settle any dispute, whether contractual or non-contractual, arising out of or in connection with this Agreement. Any Proceedings may be brought in the English courts. 29.2 Each Party waives (and agrees not to raise) any objection, on the grounds of forum non conveniens or on any other ground, to the taking of Proceedings in the English courts. 30. Agent for service 30.1 Each of the Hutchison Shareholder and Hutchison shall maintain an agent in England for service of process and any other documents in Proceedings in connection with this Agreement. That agent shall be: [***) 30.2 Any claim form, judgment or other notice of legal process shall be sufficiently served on each of the Hutchison Shareholder and Hutchison if delivered to their appointed agent at its address for the time being (as specified in clause 30.1). 30.3 Each of the Hutchison Shareholder and Hutchison agree not to revoke the authority of their agent and if for any reason they do so or their agent ceases to act in such capacity, each of them shall promptly appoint another agent with an address in England and notify each other party to this Agreement of the agent’s details. If each of the Hutchison Shareholder or Hutchison fail to appoint another agent within 14 calendar days of them being required to do so under this clause 30.3, any other party to this Agreement may, at the expense of the Hutchison Shareholder and Hutchison, appoint one on behalf of each of them.

31. Language 31.1 Each notice or other communication under or in connection with this Agreement shall be in English or accompanied by an English translation. 31.2 The receiving party or its agent (as appropriate) shall be entitled to assume the accuracy of and rely upon any English translation of any document provided pursuant to clause 31.1. If there is a discrepancy between an English translation and the foreign language original, the English translation shall prevail.

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This agreement has been entered into on the date first stated above.

Docusign Envelope ID: D56B24D9-C12A-8A67-80B2-294C3CA823B0 CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH [***] . VODAFONE INTERNATIONAL OPERATIONS LIMITED By Name: Title:

VODAFONE GROUP PLC By [***] Name [***] Title [***] [Signature page to Framework Agreement]

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CK HUTCHISON GROUP TELECOM HOLDINGS LIMITED By [***] Name: [***] Title: [***] [Signature page to Framework Agreement]

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